                                                                    EXHIBIT 10.1

                             COMBINATION AGREEMENT
                                 BY AND BETWEEN
                          SOCKET COMMUNICATIONS, INC.
                                      AND
                           CETRONIC AKTIEBOLAG [PUBL]
                           DATED AS OF JUNE 12, 1997
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                               TABLE OF CONTENTS

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ARTICLE I THE TRANSACTIONS.................................................................................           1
  SECTION 1.01  Closing....................................................................................           1
  SECTION 1.02  The Exchange Offer.........................................................................           1
  SECTION 1.03  Depositary.................................................................................           3
  SECTION 1.04  Compulsory Acquisition.....................................................................           3

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SOCKET........................................................           3
  SECTION 2.01  Organization and Qualification; Subsidiaries...............................................           3
  SECTION 2.02  Capitalization.............................................................................           4
  SECTION 2.03  Authority Relative to This Agreement.......................................................           4
  SECTION 2.04  No Conflict; Required Filings and Consents.................................................           4
  SECTION 2.05  Permits; Compliance........................................................................           5
  SECTION 2.06  SEC Filings; Financial Statements..........................................................           5
  SECTION 2.07  Absence of Certain Changes or Events.......................................................           6
  SECTION 2.08  Employee Benefit Plans; Labor Matters......................................................           6
  SECTION 2.09  Contracts; Debt Instruments................................................................           7
  SECTION 2.10  Litigation.................................................................................           7
  SECTION 2.11  Environmental Matters......................................................................           7
  SECTION 2.12  Trademarks, Patents and Copyrights.........................................................           8
  SECTION 2.13  Taxes......................................................................................           8
  SECTION 2.14  Brokers....................................................................................           8
  SECTION 2.15  Interested Party Transactions..............................................................           9
  SECTION 2.16  Ownership of Property......................................................................           9
  SECTION 2.17  Material Relationships.....................................................................           9
  SECTION 2.18  Disclosure.................................................................................           9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF CETRONIC.....................................................           9
  SECTION 3.01  Organization and Qualification; Subsidiaries...............................................           9
  SECTION 3.02  Capitalization.............................................................................          10
  SECTION 3.03  Authority Relative to This Agreement.......................................................          10
  SECTION 3.04  No Conflict; Required Filings and Consents.................................................          10
  SECTION 3.05  Permits; Compliance........................................................................          11
  SECTION 3.06  Financial Statements.......................................................................          11
  SECTION 3.07  Absence of Certain Changes or Events.......................................................          12
  SECTION 3.08  Employee Benefit Plans; Labor Matters......................................................          12
  SECTION 3.09  Contracts; Debt Instruments................................................................          13
  SECTION 3.10  Litigation.................................................................................          13
  SECTION 3.11  Environmental Matters......................................................................          13
  SECTION 3.12  Trademarks, Patents and Copyrights.........................................................          14
  SECTION 3.13  Taxes......................................................................................          14
  SECTION 3.14  Interested Party Transactions..............................................................          14
  SECTION 3.15  Ownership of Property......................................................................          14
  SECTION 3.16  Material Relationships.....................................................................          15
  SECTION 3.17  Disclosure.................................................................................          15

ARTICLE IV COVENANTS.......................................................................................          15
  SECTION 4.01  Conduct of Business by Socket Pending the Closing..........................................          15
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  SECTION 4.02  Conduct of Business by Cetronic Pending the Closing........................................          16
  SECTION 4.03  Cooperation................................................................................          18
  SECTION 4.04  Notices of Certain Events..................................................................          18
  SECTION 4.05  Contractual Consents.......................................................................          18

ARTICLE V ADDITIONAL AGREEMENTS............................................................................          19
  SECTION 5.01  Registration Statement; Disclosure Documents...............................................          19
  SECTION 5.02  Stockholders' Meetings.....................................................................          20
  SECTION 5.03  Access to Information; Confidentiality.....................................................          21
  SECTION 5.04  No Solicitation of Transactions............................................................          21
  SECTION 5.05  Employee Benefits Matters..................................................................          22
  SECTION 5.06  Letters of Accountants.....................................................................          22
  SECTION 5.07  Further Action; Consents; Filings..........................................................          22
  SECTION 5.08  Socket Organization........................................................................          23
  SECTION 5.09  Public Announcements.......................................................................          23
  SECTION 5.10  Stock Exchange Listings....................................................................          23
  SECTION 5.11  Convertible Bridge Loans...................................................................          24
  SECTION 5.12  Cetronic Intellectual Property Agreements..................................................          24
  SECTION 5.13  Termination of Cetronic Stockholders' Agreement............................................          24
  SECTION 5.14  Cetronic Related-Party Agreements..........................................................          24
  SECTION 5.15  Conversion of Cetronic Convertible Notes...................................................          24
  SECTION 5.16  Registration Rights Agreement..............................................................          24

ARTICLE VI CONDITIONS TO THE TRANSACTIONS..................................................................          25
  SECTION 6.01  Conditions to the Obligations of Each Party to Consummate the
                 Transactions..............................................................................          25
  SECTION 6.02  Conditions to the Obligations of Socket....................................................          25
  SECTION 6.03  Conditions to the Obligations of Cetronic..................................................          26

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..............................................................          27
  SECTION 7.01  Termination................................................................................          27
  SECTION 7.02  Effect of Termination......................................................................          28
  SECTION 7.03  Amendment..................................................................................          28
  SECTION 7.04  Waiver.....................................................................................          28
  SECTION 7.05  Fees and Expenses..........................................................................          29

ARTICLE VIII GENERAL PROVISIONS............................................................................          30
  SECTION 8.01  No Survival of Representations.............................................................          30
  SECTION 8.02  Notices....................................................................................          31
  SECTION 8.03  Certain Definitions........................................................................          32
  SECTION 8.04  Severability...............................................................................          32
  SECTION 8.05  Assignment; Binding Effect; Benefit........................................................          33
  SECTION 8.06  Incorporation of Exhibits..................................................................          33
  SECTION 8.07  Governing Law..............................................................................          33
  SECTION 8.08  Arbitration................................................................................          33
  SECTION 8.09  Headings...................................................................................          34
  SECTION 8.10  Counterparts...............................................................................          34
  SECTION 8.11  Entire Agreement...........................................................................          35
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                                       ii

                               INDEX OF SCHEDULES

Socket Disclosure Schedule

Cetronic Disclosure Schedule

Schedule 5.11--Holders of Socket Convertible Promissory Notes

Schedule 5.12--Intellectual Property Agreements

Schedule 5.15--Holders of Cetronic Convertible Promissory Notes

Schedule 5.16--Registration Rights Holders

Schedule 6.3(f)--Socket Consents

                               INDEX OF EXHIBITS

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
Exhibit A    Form of Cetronic Convertible Promissory Note

Exhibit B    Form of Socket Convertible Promissory Note
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                                       iv

                             COMBINATION AGREEMENT

    COMBINATION AGREEMENT, dated as of June 12, 1997 (this "Agreement"), by and between CETRONIC AKTIEBOLAG [PUBL], a corporation organized under the laws of the Kingdom of Sweden ("Cetronic"), and SOCKET COMMUNICATIONS, INC., a Delaware corporation ("Socket").

    WHEREAS, the Boards of Directors of Cetronic and Socket have determined that it is in the best interests of their respective companies and stockholders to combine their respective businesses in a transaction to be effected as set forth in this Agreement;

    WHEREAS, upon the terms and subject to the conditions of this Agreement, Socket will acquire, pursuant to an exchange offer (the "Exchange Offer") and, if deemed necessary by Socket, through compulsory acquisition proceedings in accordance with the Swedish Companies Act (collectively, the "Transactions"), all the issued and outstanding Class A Common Shares, nominal value SEK 1.00 per share, of Cetronic (the "Cetronic Class A Common Shares"), and Class B Common Shares, nominal value SEK 1.00 per share, of Cetronic (the "Cetronic Class B Common Shares," and together with the Cetronic Class A Common Shares, the "Cetronic Shares"), as more fully described below;

    WHEREAS, as a result of the Exchange Offer, Cetronic may become, directly or indirectly, a wholly owned subsidiary of Socket, and the holders of Cetronic Shares will receive newly issued shares of Common Stock, par value $0.001 per share, of Socket (the "Socket Common Stock");

    WHEREAS, the Board of Directors of Cetronic has approved the Exchange Offer and recommended that all the stockholders of Cetronic tender their Cetronic Shares into the Exchange Offer;

    WHEREAS, the Board of Directors of Socket has approved this Agreement and recommended that the stockholders of Socket vote to adopt this Agreement upon the terms and subject to the conditions contained herein;

    NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                THE TRANSACTIONS

    SECTION 1.01 CLOSING. Provided that this Agreement shall not have been terminated in accordance with Section 7.01, as promptly as practicable after the satisfaction or, if permissible and effected as provided in Section 7.04, waiver of the Exchange Offer Conditions (as hereinafter defined) (or such other date as may be agreed to in writing by Cetronic and Socket), a closing (the "Closing") will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, or such other location as the parties may mutually agree (the date and time of such Closing, or such later date and time as shall be agreed by the parties, being the "Closing Date" and the "Closing Time," respectively).

    SECTION 1.02 THE EXCHANGE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.01, Socket shall commence the Exchange Offer on or as soon as practicable after the Registration Statement Effective Date (the "Exchange Offer Commencement Date") as contemplated by the Disclosure Documents (as hereinafter defined) and otherwise in accordance with applicable Laws. Pursuant to the Exchange Offer, Socket shall offer to exchange for each Cetronic Share, subject to the conditions set forth below, that number of shares of Socket Common Stock equal to the quotient obtained by dividing (i) the quotient obtained by dividing (A) the quotient obtained by dividing SEK 90,720,000 by the average exchange rate for the U.S. dollar against the Swedish krona based on the Noon Buying Rate (as defined in Section 8.03 hereof) during the Measurement Period (as defined below) (the "Aggregate Purchase Price") by
(B) the Applicable Socket Share Valuation Price (as defined below); by (ii) the total number of Cetronic Shares outstanding; provided, that the Aggregate Purchase Price shall be reduced to the extent (i) that on the business day immediately preceding the Exchange Offer Commencement Date there remain any unpaid shares of Class B Common Stock and (ii) any portion of the Cetronic convertible notes referred to in Section 5.15 hereof remain unconverted on the initial

Expiration Date (as defined below). For purposes of this Agreement, the "Applicable Socket Share Valuation Price" means 80% of the average closing sale price of the Socket Common Stock on the OTC Bulletin Board for the period (the "Measurement Period") which is the twenty (20) trading days ending on the fifth trading day immediately prior to the initial Expiration Date (as defined below) (the "Socket Share Valuation Price"); provided, that if the Socket Share Valuation Price is less than $0.75, the Applicable Socket Share Valuation Price shall be $0.75; provided, further, that if the Socket Share Valuation Price is greater than $2.25, the Applicable Socket Share Valuation Price shall be $2.25. The obligation of Socket to accept for payment and pay for Cetronic Shares tendered pursuant to the Exchange Offer shall be subject only to this Agreement not having been terminated pursuant to Section 7.01 and the satisfaction or waiver, if permissible and effected as provided in Section 7.04, of (i) the condition that a number of Cetronic Shares representing more than 90% of the number of shares and voting power of the then outstanding Cetronic Shares shall have been validly tendered and not withdrawn prior to the expiration of the Exchange Offer (the "Minimum Condition"), (ii) the condition that this Agreement shall have been adopted by the requisite affirmative vote of the stockholders of Socket in accordance with the DGCL (the "Socket Stockholder Approval Condition") and (iii) the other conditions set forth in Article VI of this Agreement (together with the Minimum Condition and the Socket Stockholder Approval Condition, the "Exchange Offer Conditions"). The initial expiration date of the Exchange Offer shall be the date which is twenty (20) Business Days after the Exchange Offer Commencement Date (such date, as it may be extended from time to time as hereinafter provided, the "Expiration Date") and, provided that a number of Cetronic Shares representing more than 70% of the number of shares and voting power of the then outstanding Cetronic Shares shall have been validly tendered and not withdrawn prior to the initial Expiration Date and that this Agreement shall not have been terminated in accordance with Section 7.01, shall be extended by Socket from time to time thereafter until such time as all of the Exchange Offer Conditions have been satisfied or waived; provided, however that if the Minimum Condition is not satisfied on an Expiration Date that occurs on or after the fifth Business Day immediately preceding the Final Closing Date (as defined in Section 7.01(b) hereof), Socket may permit the Exchange Offer to expire on such Expiration Date. Subject only to the conditions set forth above, Socket shall accept for exchange and shall exchange all Cetronic Shares validly tendered and not withdrawn pursuant to the terms of the Exchange Offer at the earliest practicable time following the Closing Time.

    (b) Notwithstanding the provisions of Section 1.02(a) above, each holder of Cetronic Shares may elect to receive, with respect to one percent (1%) of the Cetronic Shares held by such stockholder tendered in the Exchange Offer, in lieu of shares of Socket Common Stock in the Exchange Offer, an amount in cash equal to the dollar value of the shares of Socket Common Stock otherwise exchangeable for such Cetronic Shares in the Exchange Offer based on the Applicable Socket Share Valuation Price.

    (c) In the event of any reclassification, stock split or stock dividend with respect to the Socket Common Stock, any change or conversion of Socket Common Stock into other securities or any other dividend or distribution with respect thereto (or if record date with respect to any of the foregoing should occur) prior to the Closing, appropriate and proportionate adjustments, if any, shall be made to the Applicable Socket Share Valuation Price, and all references to the Applicable Socket Share Valuation Price in this Agreement shall be deemed to be to such Applicable Socket Share Valuation Price as so adjusted.

    (d) Prior to or substantially contemporaneously with the Exchange Offer Commencement Date, Socket shall file a Swedish language prospectus (or Swedish language translations or summaries of the Joint Proxy Statement (as defined herein) as may be necessary and appropriate in Sweden) with the Financial Supervisory Authority (the "FSA"), as required in Sweden.

    (e) As promptly as practicable after the Closing Time, Socket shall cause there to be held a meeting of the holders of Cetronic Shares to elect the Board of Directors of Cetronic so that members of the Cetronic Board of Directors shall, subject to applicable Laws, be the same individuals who comprise the whole Board of Directors of Socket; provided, that, if applicable Laws prohibit such composition of the

Board of Directors, then the Cetronic Board of Directors shall be comprised so that the number of Socket and Cetronic designees thereon shall be, as nearly as practicable, in the same proportion as on the Socket Board of Directors.

    (f) No fraction of a share of Socket Common Stock will be issued, but in lieu thereof, each holder of Cetronic Shares who would otherwise be entitled to a fraction of a share of Socket Common Stock (after aggregating all fractional shares of Socket Common Stock to be received by such holder) shall be entitled to receive from Socket an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Applicable Socket Share Valuation Price.

    SECTION 1.03 DEPOSITARY. Socket shall appoint a Swedish bank or broker reasonably satisfactory to Cetronic to act as depositary for the Exchange Offer (the "Depositary").

    SECTION 1.04 COMPULSORY ACQUISITION. (a) As soon as practicable after the Closing Date, assuming that the Minimum Condition has been satisfied and not waived, Socket may at its sole discretion, unless the parties mutually agree that there is a more effective method of achieving the objectives described in this Section 1.04 (in which case such method may be used), contribute all of the Cetronic Shares owned by it to a newly formed wholly-owned subsidiary organized under the laws of the Kingdom of Sweden ("Swedish Newco") in exchange for all of the capital stock of Swedish Newco, and shall cause Swedish Newco to take all actions necessary and proper under the Swedish Companies Act to commence a process leading to a compulsory acquisition under Section 14:31 of the Swedish Companies Act to acquire all the issued and outstanding Cetronic Shares not acquired by Socket pursuant to the Exchange Offer.

    (b) In the event of consummation of the Transactions following the waiver of the Minimum Condition effected as provided in Section 7.04, Socket may, at its sole discretion, conduct, directly or indirectly, such other offers (including, without limitation, pursuant to open market purchases) as are necessary to obtain, when aggregated with the number of shares and vote of Cetronic Shares already owned by it, more than 90% of the number of shares and voting power of the then outstanding Cetronic Shares. Thereafter, Socket shall take the actions described in Section 1.04(a).

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SOCKET

    Except as set forth on the Disclosure Schedule delivered by Socket to Cetronic prior to the execution of this Agreement (the "Socket Disclosure Schedule"), Socket hereby represents and warrants to Cetronic as follows:

    SECTION 2.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Socket has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Socket Material Adverse Effect (defined below). Socket does not own, directly or indirectly, any capital stock or other equity interest of any corporation or have any direct or indirect equity or ownership interest in any other business, whether organized as a corporation, partnership, joint venture or otherwise. Socket is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Socket Material Adverse Effect. For purposes of this Agreement, "Socket Material Adverse Effect" means any change in or effect on the business of Socket that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Socket. Socket has made available to Cetronic complete and correct copies of the certificate of incorporation and bylaws of Socket, in each case as amended to date.

    SECTION 2.02 CAPITALIZATION. The authorized capital stock of Socket consists of (a) 15,000,000 shares of Socket Common Stock and (b) 3,000,000 shares of preferred stock, 1,000,000 shares of which are Series A Preferred Stock (the "Socket Series A Preferred Stock"). As of the Business Day immediately preceding the date of this Agreement, (i) 5,380,937 shares of Socket Common Stock were issued and outstanding, all of which were validly issued and fully paid and nonassessable, (ii) 381,517 shares of Socket Common Stock were reserved for issuance upon exercise of stock options ("Socket Options") granted pursuant to Socket's 1995 Stock Plan (the "1995 Plan") and Socket's 1993 Stock Option/Stock Issuance Plan (the "1993 Plan" and together with the 1995 Plan, the "Socket Stock Option Plans"), (iv) 236,426 shares of Socket Common Stock were reserved for issuance upon exercise of future grants of stock options under the Socket Stock Option Plans, (vi) 757,590 shares of Socket Common Stock were reserved for issuance upon exercise of current warrants outstanding (the "Socket Warrants"), and (vii) 4,052 shares of Socket Series A Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable. Except for the Socket Options granted pursuant to the Socket Stock Option Plans and the Socket Warrants or pursuant to agreements or arrangements described in Section 2.02 of the Socket Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Socket is a party or by which Socket is bound relating to the issued or unissued capital stock of Socket or obligating Socket to issue or sell any shares of capital stock of, or other equity interests in, Socket. All shares of Socket Common Stock subject to issuance as aforesaid, upon issuance prior to the Closing Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The shares of Socket Common Stock to be issued pursuant to the Transactions will be duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section
2.02 of the Socket Disclosure Schedule, there are no outstanding contractual obligations of Socket to repurchase, redeem or otherwise acquire any shares of Socket Common Stock. Except as set forth in Section 2.02 of the Socket Disclosure Schedule, there are no material outstanding contractual obligations of Socket to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.

    SECTION 2.03 AUTHORITY RELATIVE TO THIS AGREEMENT. Socket has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions (including, without limitation, the Transactions) contemplated herein to be consummated by Socket. The execution and delivery of this Agreement by Socket and the consummation by Socket of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Socket are necessary to authorize this Agreement or to consummate such transactions (other than the adoption of this Agreement by the requisite affirmative vote of the stockholders of Socket as required by the DGCL). This Agreement has been duly authorized and validly executed and delivered by Socket and constitutes a legal, valid and binding obligation of Socket, enforceable against Socket in accordance with its terms. Socket has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the Transactions.

    SECTION 2.04 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Socket do not, and the performance of this Agreement by Socket will not, (i) conflict with or violate any provision of the Restated Certificate of Incorporation or By-Laws of Socket, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 2.04(b) have been obtained and all filings and obligations described in Section 2.04(b) have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, treaty, directive, order, judgment or decree ("Law") applicable to Socket or by which any property or asset of Socket is bound or affected, or (iii) except as set forth in Section 2.04(a) of the Socket Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Socket pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would neither, individually or in the aggregate, (A) have a Socket Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Socket.

    (b) The execution and delivery of this Agreement by Socket do not, and the performance of this Agreement by Socket will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority ("Governmental Entity"), except for
(i) applicable requirements of the FSA, the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), the NASD, the filing of a request with the Stockholm District Court with regard to the compulsory acquisition described in Section 1.04, and as set forth in Section 2.04(b) of the Socket Disclosure Schedule and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent Socket from performing its material obligations under this Agreement, and (C) individually or in the aggregate, have a Socket Material Adverse Effect.

    SECTION 2.05 PERMITS; COMPLIANCE. Socket is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Socket to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Socket Permits"), except where the failure to have, or the suspension or cancellation of, any of the Socket Permits would neither, individually or in the aggregate, (A) have a Socket Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Socket, and, as of the date of this Agreement, no suspension or cancellation of any of the Socket Permits is pending or, to the actual knowledge of the executive officers of Socket, threatened, except where the failure to have, or the suspension or cancellation of, any of the Socket Permits would neither, individually or in the aggregate, (A) have a Socket Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Socket. Socket is not in conflict with, or in default or violation of, (i) any Law applicable to Socket or by which any property or asset of Socket is bound or affected or (ii) any Socket Permits, except for any such conflicts, defaults or violations that would neither, individually or in the aggregate, (A) have a Socket Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Socket.

    SECTION 2.06 SEC FILINGS; FINANCIAL STATEMENTS. (a) Socket has filed all forms, reports and documents required to be filed by it under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") since January 1, 1993 through the date of this Agreement (collectively, the "Socket SEC Reports"). The Socket SEC Reports (i) were prepared in accordance with the requirements of the Exchange Act and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Socket SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the financial position of Socket as at the respective dates thereof and the consolidated operating results for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Socket Material Adverse Effect).

    (c) Except as and to the extent set forth on the balance sheet of Socket as of December 31, 1996, including the notes thereto, Socket has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United States generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1996 that would neither, individually or in the aggregate, (A) have a Socket Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Socket.

    SECTION 2.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1997, except as contemplated by or as disclosed in this Agreement or as set forth in
Section 2.07 of the Socket Disclosure Schedule, Socket has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Socket Material Adverse Effect, (b) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by Socket, (c) any material change by Socket in its accounting methods, principles or practices, (d) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Socket Common Stock or any redemption, purchase or other acquisition of any of Socket's securities, or (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Socket except in the ordinary course of business consistent with past practice or except as required by applicable Law.

    SECTION 2.08 EMPLOYEE BENEFIT PLANS; LABOR MATTERS. (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by Socket or with respect to which Socket could incur material liability under section 4069, 4212(c) or 4204 of ERISA (the "Socket Benefit Plans"), Socket will make available to Cetronic, promptly after the date hereof, a true and complete copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"),
(ii) such Socket Benefit Plan, (iii) each trust agreement relating to such Socket Benefit Plan, (iv) the most recent summary plan description for each Socket Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Socket Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Socket Benefit Plan qualified under section 401(a) of the Code.

    (b) Except as set forth in Section 2.08(b) of the Socket Disclosure Schedule, with respect to the Socket Benefit Plans, no event has occurred and, to the knowledge of Socket, there exists no condition or set of circumstances in connection with which Socket could be subject to any liability under the terms of such Socket Benefit Plans, ERISA, the Code or any other applicable Law which would have a Socket Material Adverse Effect.

    (c) All contributions or premiums due from Socket with respect to any of the Socket Benefit Plans have been made as required under ERISA or have been accrued on Socket's financial statements as of March 31, 1997, or will be made prior to the Closing. Each Socket Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Socket Benefit Plans, except as would not have a Socket Material Adverse Effect.

    (d) Except as set forth in Section 2.08(d) of the Socket Disclosure Schedule, Socket is not a party to any collective bargaining or other labor union contract applicable to persons employed by Socket and no collective bargaining agreement or other labor union contract is being negotiated by Socket. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Socket pending or threatened in writing which may interfere with the business activities of Socket, except where such dispute, strike or work stoppage would not have a Socket Material Adverse Effect. As of the date of this Agreement, to the knowledge of Socket, neither Socket nor its representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of Socket, and there is no charge or complaint against Socket by the National Labor Relations Board or any comparable state or foreign agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not have a Socket Material Adverse Effect.

    (e) Socket has made available to Cetronic true and complete (i) copies of all severance and employment agreements with directors, officers or employees of Socket; (ii) copies of all severance programs and policies of Socket or relating to its employees; and (iii) copies of all plans, programs, agreements and other arrangements of Socket with or relating to its employees which contain change of control provisions.

    (f) Except as provided in Section 2.08 of the Socket Disclosure Schedule or as otherwise required by Law, no Socket Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

    SECTION 2.09  CONTRACTS; DEBT INSTRUMENTS.  Except as disclosed in Section
2.09 of the Socket Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of Socket (each, a "Socket Material Contract"). Socket is not in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Socket Material Adverse Effect.

    SECTION 2.10 LITIGATION. Except as disclosed in Section 2.10 of the Socket Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or threatened in writing against Socket before any Governmental Entity that, individually or in the aggregate, is reasonably likely to have a Socket Material Adverse Effect. Except as disclosed in Section 2.10 of the Socket Disclosure Schedule, Socket is not subject to any outstanding Order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a Socket Material Adverse Effect.

    SECTION 2.11 ENVIRONMENTAL MATTERS. Except as disclosed in Section 2.11 of the Socket Disclosure Schedule or as would not, individually or in the aggregate, have a Socket Material Adverse Effect:

        (a) Socket (i) is in compliance with all applicable Environmental Laws (defined below), (ii) holds all Environmental Permits (defined below), and
    (iii) is in compliance with its Environmental Permits.

        (b) Socket has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (defined below) or any similar state, local or foreign Law.

        (c) Socket has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (defined below), and to the best knowledge of Socket, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

        (d) None of the real property owned or leased by Socket is listed or, to the best knowledge of Socket, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

    For purposes of this Agreement:

    "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

    "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date hereof.

    "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

    "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

    SECTION 2.12  TRADEMARKS, PATENTS AND COPYRIGHTS.  Except as set forth in
Section 2.12 of the Socket Disclosure Schedule, Socket owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, mask works, know-how and other proprietary rights and information used or held for use in connection with the business of Socket as conducted since inception, and as currently conducted or as contemplated to be conducted, and Socket is unaware of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Socket as conducted since inception, as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party that, individually or in the aggregate, could have a Socket Material Adverse Effect. To Socket's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Socket that, individually or in the aggregate, could have a Socket Material Adverse Effect.

    SECTION 2.13 TAXES. Except for such matters that would not have a Socket Material Adverse Effect, (a) Socket has timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Closing Time, taking into account any extension of time to file granted to or obtained on behalf of Socket, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Closing Time have been paid or will be paid, (c) as of the date hereof, no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against Socket, and (d) Socket has provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customers' duties, tariffs, and similar charges.

    SECTION 2.14 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Socket.

    SECTION 2.15 INTERESTED PARTY TRANSACTIONS. Except as disclosed in the Socket SEC Reports filed prior to the date of this Agreement, no officer or director of Socket or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to Socket any goods, property, technology or intellectual or other property rights or services; or
(ii) any oral or written contract or agreement to which Socket is a party or by which it may be bound or affected.

    SECTION 2.16 OWNERSHIP OF PROPERTY. Except as set forth in Section 2.16 of the Socket Disclosure Schedule, Socket owns its real and personal property free and clear of all security interests, mortgages, liens, charges, claims, options and encumbrances. All real and personal property of Socket is in generally good repair and is operational and usable in the operations of Socket, subject to ordinary wear and tear. To Socket's knowledge, Socket is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Socket Material Adverse Effect), or has received any notice of violation with which it has not complied, except where such violation would not have a Socket Material Adverse Effect.

    SECTION 2.17 MATERIAL RELATIONSHIPS. Except as set forth in Section 2.17 of the Socket Disclosure Schedule, Socket has not received notice that any of its officers or key employees, and, to its knowledge has not received notice that any material customer or supplier or other person having a material business relationship with Socket, that such officer, employee, customer, supplier or person presently intends to terminate its relationship with Socket.

    SECTION 2.18 DISCLOSURE. No representation or warranty made by Socket in this Agreement, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by Socket or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF CETRONIC

    Except as set forth on the Disclosure Schedule delivered by Cetronic to Socket prior to the execution of this Agreement (the "Cetronic Disclosure Schedule"), Cetronic hereby represents and warrants to Socket that:

    SECTION 3.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Cetronic and each subsidiary of Cetronic set forth on Schedule 3.01 of the Cetronic Disclosure Schedule (the "Cetronic Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Cetronic Material Adverse Effect (defined below). Section 3.01 of the Cetronic Disclosure Schedule sets forth a correct and complete list of the Cetronic Subsidiaries, the holders of record of each Cetronic Subsidiary's outstanding equity, and a correct and complete list of each jurisdiction in which each Cetronic Subsidiary is duly qualified and in good standing to do business. Other than the Cetronic Subsidiaries, Cetronic does not own, directly or indirectly, any capital stock or other equity interest of any corporation or have any direct or indirect equity or ownership interest in any other business, whether organized as a corporation, partnership, joint venture or otherwise. Each of Cetronic and the Cetronic Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Cetronic Material Adverse Effect. For purposes of this Agreement, "Cetronic Material Adverse Effect" means any change in or effect on the business of Cetronic and the Cetronic Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Cetronic and the Cetronic Subsidiaries taken as a whole. Cetronic has made available to Socket complete and correct copies of the articles of association and all other corporate organizational documents of Cetronic and each of the Cetronic Subsidiaries, in each case as amended to date.

    SECTION 3.02 CAPITALIZATION. The authorized share capital of Cetronic consists of a minimum of SEK 1,000,000 and a maximum of SEK 4,000,000 to be issued in Cetronic Class A Shares and/or Cetronic Class B Shares. As of the date hereof, (i) 1,600,000 Cetronic Class A Common Shares are issued and outstanding, all of which are validly issued and fully paid and (ii) 800,000 Cetronic Class B Common Shares are issued and outstanding, all of which are validly issued and fully paid. Except as set forth in Section 3.02 of the Cetronic Disclosure Schedule, there are no warrants or other rights, arrangements or commitments of any character to which Cetronic is a party or by which Cetronic is bound relating to the issued or unissued capital stock of Cetronic or any Cetronic Subsidiary or obligating Cetronic or any Cetronic Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Cetronic or any Cetronic Subsidiary. Except as set forth in Section 3.02 of the Cetronic Disclosure Schedule, there are no outstanding contractual obligations of Cetronic or any Cetronic Subsidiary to redeem or otherwise acquire any Cetronic Shares or any capital stock of any Cetronic Subsidiary. Each outstanding share of capital stock of each Cetronic Subsidiary is duly authorized, validly issued and fully paid and each such share is owned by Cetronic or another Cetronic Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Cetronic's or such other Cetronic Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Cetronic Material Adverse Effect. Except as set forth in Section 3.02 of the Cetronic Disclosure Schedule, there are no material outstanding contractual obligations of Cetronic or any Cetronic Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Cetronic Subsidiary or any other person, other than guarantees by Cetronic of any indebtedness of any Cetronic Subsidiary.

    SECTION 3.03 AUTHORITY RELATIVE TO THIS AGREEMENT. Cetronic has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions (including, without limitation, the Transactions) contemplated herein to be consummated by Cetronic. The execution and delivery of this Agreement by Cetronic and the consummation by Cetronic of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Cetronic are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by Cetronic and constitutes a legal, valid and binding obligation of Cetronic, enforceable against Cetronic in accordance with its terms.

    SECTION 3.04 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Cetronic do not, and the performance of this Agreement by Cetronic will not, (i) conflict with or violate any provision of the Articles of Association or other corporate organization documents of Cetronic or any equivalent organizational documents of any Cetronic Subsidiary,
(ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.04(b) have been obtained and all filings and obligations described in Section 3.04(b) have been made, conflict with or violate any Law applicable to Cetronic or any Cetronic Subsidiary or by which any property or asset of Cetronic or any Cetronic Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Cetronic or any Cetronic Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, including without limitation any grants or subsidized loans or other subsidies from state or local Governmental Entities, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would neither, individually or in the aggregate, (A) have a Cetronic Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Cetronic.

    (b) The execution and delivery of this Agreement by Cetronic do not, and the performance of this Agreement by Cetronic will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the FSA, the Securities Act, the NASD, the filing of a request with the Stockholm District Court with regard to the compulsory acquisition described in Section 1.05, and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent Cetronic from performing its material obligations under this Agreement, and (C) individually or in the aggregate, have a Cetronic Material Adverse Effect.

    SECTION 3.05 PERMITS; COMPLIANCE. Each of Cetronic and the Cetronic Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Cetronic or any Cetronic Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Cetronic Permits"), except where the failure to have, or the suspension or cancellation of, any of the Cetronic Permits would neither, individually or in the aggregate, (A) have a Cetronic Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Cetronic, and, as of the date of this Agreement, no suspension or cancellation of any of the Cetronic Permits is pending or, to the actual knowledge of the executive officers of Cetronic, threatened, except where the failure to have, or the suspension or cancellation of, any of the Cetronic Permits would neither, individually or in the aggregate, (A) have a Cetronic Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Cetronic. Neither Cetronic nor any Cetronic Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Cetronic or any Cetronic Subsidiary or by which any property or asset of Cetronic or any Cetronic Subsidiary is bound or affected or (ii) any Cetronic Permits, except for any such conflicts, defaults or violations that would neither, individually or in the aggregate, (A) have a Cetronic Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Cetronic.

    SECTION 3.06 FINANCIAL STATEMENTS. (a) Each of the consolidated financial annual accounts (including, in each case, any notes thereto) of Cetronic since January 1, 1996 was prepared in accordance with Swedish generally accepted accounting principles, in each case applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Cetronic and the consolidated Cetronic Subsidiaries as at the respective dates thereof and the consolidated operating results for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Cetronic Material Adverse Effect).

    (b) Except as and to the extent set forth on the consolidated balance sheet of Cetronic and the consolidated Cetronic Subsidiaries as of December 31, 1996, including the notes thereto, neither Cetronic nor any of the Cetronic Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with Swedish generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1996 that would neither, individually or in the aggregate, (A) have a Cetronic Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Cetronic.

    SECTION 3.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1997, except as contemplated by or as set forth in Section 3.07 of the Cetronic Disclosure Schedule, Cetronic and the Cetronic Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Cetronic Material Adverse Effect, (b) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by Cetronic, (c) any material change by Cetronic in its accounting methods, principles or practices, (d) any declaration, setting aside or payment of any dividend or distribution in respect of the Cetronic Shares or any redemption, purchase or other acquisition of any of Cetronic's securities, or (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Cetronic or any Cetronic Subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable law.

    SECTION 3.08 EMPLOYEE BENEFIT PLANS; LABOR MATTERS. (a) Cetronic has made available to Socket a true and complete copy of each employee benefit plan, program, arrangement and contract maintained by Cetronic or any Cetronic Subsidiary for the benefit of any current or former employee, officer or director of Cetronic or any Cetronic Subsidiary or with respect to which Cetronic or any Cetronic Subsidiary could incur material liability (the "Cetronic Benefit Plans"), and each material document prepared in connection with each Cetronic Benefit Plan.

    (b) With respect to the Cetronic Benefit Plans, no event has occurred and, to the knowledge of Cetronic, there exists no condition or set of circumstances in connection with which Cetronic or any Cetronic Subsidiary could be subject to any liability under the terms of such Cetronic Benefit Plans or any applicable Law which would have a Cetronic Material Adverse Effect.

    (c) In addition to the foregoing, and except as would not have a Cetronic Material Adverse Effect, with respect to each Cetronic Benefit Plan:

        (i) all employer and employee contributions to each Cetronic Benefit Plan required by Law or by the terms of such Cetronic Benefit Plan have been made, or if applicable, accrued in accordance with normal accounting practices and a pro rata contribution for the period from the date hereof to and including the Closing Date has been made or accrued in accordance with normal accounting principles;

        (ii) the fair market value of the assets of each funded Cetronic Benefit Plan, the liability of each insurer for any Cetronic Benefit Plan funded through insurance or the book reserve established for any Cetronic Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Cetronic Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

       (iii) each Cetronic Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

    (d) Except as set forth in Section 3.08(d) of the Cetronic Disclosure Schedule, neither Cetronic nor any Cetronic Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by Cetronic or any Cetronic Subsidiary and no collective bargaining agreement or other labor union contract is being negotiated by Cetronic or any Cetronic Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Cetronic or any Cetronic Subsidiary pending or threatened in writing that may interfere with the respective business activities of Cetronic or any Cetronic Subsidiary, except where such dispute, strike or work stoppage would not have a Cetronic Material Adverse Effect. As of the date of this Agreement, to the knowledge of Cetronic, none of Cetronic, any Cetronic Subsidiary, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of Cetronic or any Cetronic Subsidiary.

    (e) Cetronic has made available to Socket, promptly after the date hereof, true and complete (i) copies of all severance and employment agreements with the officers of Cetronic and the Cetronic Subsidiaries (taken as a whole); (ii) copies of all severance programs and policies of Cetronic with or relating to its officers and (iii) copies of all plans, programs, agreements and other arrangements of Cetronic and the Cetronic Subsidiaries (taken as a whole) with or relating to their officers which contain change of control provisions.

    (f) Except as otherwise required by Law, no Cetronic Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

    SECTION 3.09  CONTRACTS; DEBT INSTRUMENTS.  Except as disclosed in Section
3.09 of the Cetronic Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of Cetronic and the Cetronic Subsidiaries taken as a whole (each, a "Cetronic Material Contract"). Neither Cetronic nor any Cetronic Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, including without limitation any grants or subsidized loans or other subsidies from state or local Governmental Entities except for violations or defaults that would not, individually or in the aggregate, result in a Cetronic Material Adverse Effect.

    SECTION 3.10 LITIGATION. Except as disclosed in Section 3.10 of the Cetronic Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or threatened in writing against Cetronic or any Cetronic Subsidiary before any Governmental Entity which, individually or in the aggregate, is reasonably likely to have a Cetronic Material Adverse Effect. Except as disclosed in the Section 3.10 of the Cetronic Disclosure Schedule, in the case of any suit, claim, action, proceeding or investigation relating to Cetronic's operations, or present or former personnel, there has been no change since December 31, 1996 in the status of any such matters that would be reasonably likely to have a Cetronic Material Adverse Effect. Except as disclosed in the Cetronic Reports or in Section 3.10 of the Cetronic Disclosure Schedule, neither Cetronic nor any Cetronic Subsidiary is subject to any outstanding Order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a Cetronic Material Adverse Effect.

    SECTION 3.11 ENVIRONMENTAL MATTERS. Except as disclosed in Section 3.11 the Cetronic Disclosure Schedule or as would not, individually or in the aggregate, have a Cetronic Material Adverse Effect:

        (a) Cetronic and the Cetronic Subsidiaries (i) are in compliance with all applicable Environmental Laws, (ii) hold all Environmental Permits, and
    (iii) are in compliance with its Environmental Permits.

        (b) None of Cetronic or any Cetronic Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar state, local or foreign Law.

        (c) None of Cetronic or any Cetronic Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with

    Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and to the best knowledge of Cetronic, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

        (d) None of the real property owned or leased by Cetronic or any Cetronic Subsidiary is listed or, to the best knowledge of Cetronic, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

    SECTION 3.12  TRADEMARKS, PATENTS AND COPYRIGHTS.  Except as set forth in
Section 3.12 of the Cetronic Disclosure Schedule, Cetronic and the Cetronic Subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, mask works, know-how and other proprietary rights and information used or held for use in connection with the business of Cetronic and the Cetronic Subsidiaries as conducted since inception, and as currently conducted or as contemplated to be conducted, and Cetronic is unaware of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Cetronic and the Cetronic Subsidiaries as conducted since inception, as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party that, individually or in the aggregate, could have a Cetronic Material Adverse Effect. To Cetronic's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Cetronic or any Cetronic Subsidiary that, individually or in the aggregate, could have a Cetronic Material Adverse Effect.

    SECTION 3.13 TAXES. Except for such matters that would not have a Cetronic Material Adverse Effect, (a) Cetronic and its subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of Cetronic and its subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Closing Date have been paid or will be paid, (c) as of the date hereof, no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against Cetronic or its subsidiaries, and (d) Cetronic and its subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns.

    SECTION 3.14  INTERESTED PARTY TRANSACTIONS.  Except as set forth in Section
3.14 of the Cetronic Disclosure Schedule, no officer or director of Cetronic or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to Cetronic or any of the Cetronic Subsidiaries any goods, property, technology or intellectual or other property rights or services; or (ii) any oral or written contract or agreement to which Cetronic or any of the Cetronic Subsidiaries is a party or by which it may be bound or affected.

    SECTION 3.15 OWNERSHIP OF PROPERTY. Except or as set forth in Section 3.15 of the Cetronic Disclosure Schedule, Cetronic and each of the Cetronic Subsidiaries owns its real and personal property free and clear of all security interests, mortgages, liens, charges, claims, options and encumbrances. All real and personal property of Cetronic and each of the Cetronic Subsidiaries is in generally good repair and is operational and usable in the operations of Cetronic, subject to ordinary wear and tear. Neither Cetronic nor any Cetronic Subsidiary is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Cetronic Material Adverse Effect), or has received any notice of violation with which it has not complied, except where such violation would not have a Cetronic Material Adverse Effect.

    SECTION 3.16 MATERIAL RELATIONSHIPS. Except as set forth in Section 3.16 to the Cetronic Disclosure Schedule, Cetronic has not received written notice that any of its officers or key employees, and to its knowledge has not received notice, that any material customer or supplier or other person having a material business relationship with Cetronic that such officer, employee, customer, supplier or person presently intends to terminate its relationship with Cetronic.

    SECTION 3.17 DISCLOSURE. No representation or warranty made by Cetronic in this Agreement, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by Cetronic or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

                                   ARTICLE IV
                                   COVENANTS

    SECTION 4.01 CONDUCT OF BUSINESS BY SOCKET PENDING THE CLOSING. Socket agrees that, between the date of this Agreement and the Closing Time, except as contemplated by any provision of this Agreement, unless Cetronic shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed,
(1) the business of Socket shall be conducted only in, and Socket shall not take any action except in, the ordinary course of business consistent with past practice and (2) Socket shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of Socket and to preserve the current relationships of Socket with such of the customers, suppliers and other persons with which Socket has significant business relations as Socket deems reasonably necessary in order to preserve substantially intact its business organization. Except as contemplated by any provision of this Agreement, the Board of Directors of Socket shall not (unless required by applicable Laws or stock exchange regulations) cause or permit Socket to, and shall neither cause nor permit any of Socket's affiliates (over which it exercises control), or any of their officers, directors, employees and agents to, between the date of this Agreement and the Closing Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of Cetronic, which consent shall not be unreasonably withheld or delayed:

        (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

        (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of Socket of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Socket except for the issuance of (A) a maximum of 381,517 shares of Socket Common Stock issuable pursuant to the Socket Options outstanding on the date of this Agreement and the issuance, in the ordinary course of business and consistent with past practice, of the Socket Options to purchase a maximum of number of 500,000 shares of Socket Common Stock pursuant to the Socket Stock Option Plans in effect on the date of this Agreement (which includes 300,000 shares subject to stockholder approval at the Socket 1997 Annual Meeting of Stockholders) and the shares of Socket Common Stock issuable pursuant to such Socket Options, in accordance with the terms of the Socket Stock Option Plan (it being understood that Socket may grant a significant number of Socket Options in connection with hiring and retaining a new Chief Executive Officer, and that any such grant shall be deemed to be in the ordinary course of business consistent with past practice; provided, that any such grant shall be reasonably acceptable to Cetronic); and (B) a number of shares (determined as provided in the Certificate of Designations relating thereto) of Socket Common Stock issuable upon conversion of 4,052 shares of Socket Series A Preferred Stock; or (ii) any property or assets of Socket or any Socket Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

        (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that are not, in the aggregate, in excess of $50,000; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or incurred to refinance outstanding indebtedness for borrowed money existing on the date of this Agreement or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $50,000; (iii) terminate, cancel or request any material change in, or agree to any material change in any Socket Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of Socket, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $50,000 for Socket; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 4.01(e);

        (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of Socket who are not officers of Socket, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Socket, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement, to the extent required by applicable Law or the terms of a collective bargaining agreement, or in connection with the hiring and retaining of a new Chief Executive Officer (it being understood, however, that any such employment agreement or other arrangement entered into in connection with hiring and retaining of a new Chief Executive Officer shall be on terms reasonably acceptable to Cetronic);

        (g) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice;

        (h) waive, release, assign, settle or compromise any material claims or litigation;

        (i) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or

        (j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

    SECTION 4.02 CONDUCT OF BUSINESS BY CETRONIC PENDING THE CLOSING. Cetronic agrees that, between the date of this Agreement and the Closing Time, except as contemplated by any provision of this

Agreement, unless Socket shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, (1) the business of Cetronic and the Cetronic Subsidiaries shall be conducted only in, and the Cetronic and the Cetronic Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) Cetronic shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of Cetronic and the Cetronic Subsidiaries and to preserve the current relationships of Cetronic and the Cetronic Subsidiaries with such of the customers, suppliers and other persons with which Cetronic or any Cetronic Subsidiary has significant business relations as Cetronic deems reasonably necessary in order to preserve substantially intact its business organization. Except as contemplated by any provision of this Agreement, Cetronic shall not (unless required by applicable Laws or stock exchange regulations) cause or permit Cetronic or any Cetronic Subsidiary to, and shall neither cause nor permit any of Cetronic's affiliates (over which it exercises control), or any of their officers, directors, employees and agents to, between the date of this Agreement and the Closing Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Socket, which consent shall not be unreasonably withheld or delayed:

        (a) amend or otherwise change its Articles of Association or equivalent organizational documents;

        (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of Cetronic or any Cetronic Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Cetronic or any Cetronic Subsidiary or (ii) any property or assets of Cetronic or any Cetronic Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

        (c) recommend to its stockholders that the stockholders declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

        (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that are not, in the aggregate, in excess of $50,000; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or incurred to refinance outstanding indebtedness for borrowed money existing on the date of this Agreement or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $50,000; (iii) terminate, cancel or request any material change in, or agree to any material change in any Cetronic Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of Cetronic and the Cetronic Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $50,000 for Cetronic and the Cetronic Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this
    Section 4.02(e);

        (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of Cetronic or any Cetronic Subsidiary who are not officers of Cetronic, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Cetronic or any Cetronic Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement;

        (g) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice;

        (h) waive, release, assign, settle or compromise any material claims or litigation;

        (i) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

        (j) take any action that would result in a reduction of Cetronic's cash balances (accounted for using generally accepted accounting principles) to an amount less than SEK 18,400,000 (if the Closing Date shall occur on or prior to September 30, 1997) or SEK 14,700,000 (if the Closing Date shall occur after September 30, 1997 but prior to November 1, 1997) (the "Minimum Cash Balance Requirement"); or

        (k) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

    SECTION 4.03 COOPERATION. Cetronic and Socket shall coordinate and cooperate in connection with (i) the preparation of the Registration Statement and the Disclosure Documents, (ii) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Socket Material Contracts or Cetronic Material Contracts, in connection with the consummation of the Transactions and (iii) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and the Disclosure Documents and timely seeking to obtain any such actions, consents, approvals or waivers.

    SECTION 4.04 NOTICES OF CERTAIN EVENTS. Each of Cetronic and Socket shall give prompt notice to the other of (i) any event occurring subsequent to the date of this Agreement that would reasonably be likely to render any representation and warranty of Cetronic or Socket untrue or inaccurate in any material respect, (ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions, (iii) any notice or other communication from any Governmental Entity in connection with the Transactions, (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened in writing against, relating to or involving or otherwise affecting Cetronic, Socket or their subsidiaries that relate to the consummation of the Transactions, (v) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Socket Material Contract or Cetronic Material Contract, and (vi) any change that is reasonably likely to result in a Socket Material Adverse Effect or a Cetronic Material Adverse Effect or is likely to delay or impede the ability of either Socket or Cetronic to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

    SECTION 4.05 CONTRACTUAL CONSENTS. Prior to or at the Closing Time, each of Cetronic and Socket shall use its reasonable best efforts to prevent the occurrence, as a result of the Transactions, of a change of control or any event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    SECTION 5.01 REGISTRATION STATEMENT; DISCLOSURE DOCUMENTS. (a) As promptly as practicable after the execution of this Agreement, Cetronic and Socket shall jointly prepare and Socket shall file with the SEC a single document that will constitute (i) the proxy statement of Socket relating to the special meeting of Socket's stockholders (the "Socket Stockholders' Meeting") to be held to consider (A) adoption of this Agreement, (B) approval of a one-for-five reverse split of the outstanding Socket Common Stock so that every five shares of Socket Common Stock shall thereafter be consolidated into one Share of Common Stock as soon as practicable following the Closing (the "Reverse Stock Split"), (C) approval of an amendment to increase the authorized number of shares of Socket Common Stock from 15,000,000 to 25,000,000 (based on shares as constituted prior to the Reverse Stock Split) and (D) approval of the 1997 Stock Option Plan for Non-U.S. Employees and the reservation of shares of Socket Common Stock for issuance thereunder; (ii) the prospectus forming part of the registration statement on Form S-4 of Socket (together with all amendments thereto, the "Registration Statement"), in connection with the registration under the Securities Act of the Socket Common Stock to be issued to the stockholders of Cetronic pursuant to the Exchange Offer, (iii) the offer to purchase to be used by Socket in connection with the Exchange Offer, and (iv) the proxy statement of Cetronic relating to the special meeting of Cetronic's stockholders (the "Cetronic Stockholders' Meeting") to be held to consider the waiver or termination of the preemptive rights (the "Preemptive Rights Waiver") of Cetronic stockholders in connection with the exchange of their Cetronic Shares in the Exchange Offer (such document, together with any amendments thereof or supplements thereto, the "Joint Proxy Statement"). Substantially contemporaneously with the filing of the Joint Proxy Statement with the SEC, copies thereof shall be provided to the National Association of Securities Dealers ("NASD") and the PSE. Cetronic and Socket each shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement (the "Registration Statement Effective Date"), Socket shall take all or any action required under any applicable Laws in connection with the issuance of Socket Common Stock pursuant to the Exchange Offer. Cetronic or Socket, as the case may be, shall furnish all information concerning Cetronic or Socket as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and Disclosure Documents. As promptly as practicable after the Registration Statement Effective Date, the Joint Proxy Statement will be mailed to the stockholders of Cetronic and Socket, and, in the case of Cetronic, Swedish language translations or summaries thereof or a separate Swedish language prospectus, as may be necessary or appropriate, will be provided to its registered stockholders. The Joint Proxy Statement, the Swedish language prospectus, Registration Statement and all other documents filed with the SEC, FSA or other U.S. or Swedish Governmental Entity, including any translations or summaries thereof, are referred to herein as the "Disclosure Documents." Cetronic and Socket shall cause the Disclosure Documents to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including, without limitation, Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder,
(ii) the NASD, the PSE and, with respect to the Swedish language prospectus, the FSA, (iii) the Securities Act, (iv) the NBK Recommendations Concerning Public Offers for the Acquisition of Shares (1988), with respect to the Swedish language prospectus, and (v) the DGCL.

        (b) (i) The Disclosure Documents shall include the unanimous and unconditional recommendation of the Board of Directors of Socket to the stockholders of Socket that they vote in favor of adoption of this Agreement and approval of the Reverse Stock Split; provided, however, that the Board of Directors of Socket may, at any time prior to the Closing, withdraw, modify or change any such recommendation if the Board of Directors of Socket determines in good faith that failure to so withdraw, modify or change its recommendation would cause the Board of Directors of Socket to breach its fiduciary duties to Socket's stockholders under applicable Laws after receipt of advice to such effect from independent legal counsel (who may be Socket's regularly engaged independent legal counsel).

        (ii) The Disclosure Documents shall include the unanimous and unconditional recommendation of the Board of Directors of Cetronic to the stockholders of Cetronic that they approve the Preemptive Rights Waiver and accept the Exchange Offer; provided, however, that the Board of Directors of Cetronic may, at any time prior to the Closing, withdraw, modify or change any such recommendations if the Board of Directors of Cetronic determines in good faith that failure to so withdraw, modify or change its recommendation would cause the Board of Directors of Cetronic to breach its fiduciary duties to Cetronic or Cetronic's stockholders under Swedish Laws after receipt of advice to such effect from independent legal counsel (who may be Cetronic's regularly engaged independent legal counsel).

    (c) No amendment or supplement to the Disclosure Documents or the Registration Statement will be made without the approval of Cetronic and Socket, which approval shall not be unreasonably withheld or delayed. Each of Cetronic and Socket will advise the others promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Socket Common Stock issuable in connection with the Exchange Offer for offering or sale in any jurisdiction, or of any request by the SEC, the NASD, the PSE or the FSA for amendment of the Disclosure Documents or the Registration Statement or comments thereon and responses thereto or requests by the SEC, the NASD, the PSE or the FSA for additional information.

    (d) The information supplied by Cetronic for inclusion in the Registration Statement and the Disclosure Documents shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) or Swedish language prospectus is first mailed to the stockholders of Cetronic and Socket, (iii) the time of the Socket Stockholders' Meeting and the Cetronic Stockholders' Meeting and (iv) the Closing Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing, any event or circumstance relating to Cetronic or any Cetronic Subsidiary, or their respective officers or directors, should be discovered by Cetronic that should be set forth in an amendment or a supplement to the Registration Statement or Disclosure Documents, Cetronic shall promptly inform Socket. All documents that Cetronic is responsible for filing with any Governmental Entity in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the FSA, the DGCL, the Securities Act, the Exchange Act and other applicable Laws.

    (e) The information supplied by Socket for inclusion in the Registration Statement and the Disclosure Documents shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Socket and Cetronic, (iii) the time of the Socket Stockholders' Meeting, and (v) the Closing Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing any event or circumstance relating to Socket or any Socket Subsidiary, or their respective officers or directors, should be discovered by Socket that should be set forth in an amendment or a supplement to the Registration Statement or Disclosure Documents, Socket shall promptly inform Cetronic. All documents that Socket is responsible for filing with any Governmental Entity in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the FSA, DGCL, the Securities Act, the Exchange Act and other applicable Laws.

    SECTION 5.02 STOCKHOLDERS' MEETINGS. (a) Socket shall call and hold the Socket Stockholders' Meeting as promptly as practicable after the Registration Statement Effective Date for the purpose of voting upon the adoption of this Agreement and the approval of the Reverse Stock Split, and Cetronic and

Socket will cooperate with each other to cause the Socket Stockholders' Meeting to be held on or proximate to the Expiration Date of the Exchange Offer. Socket shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Reverse Stock Split, and shall take all other action necessary or advisable to secure the affirmative vote of its stockholders required by the DGCL to secure such adoption and approval, except to the extent that the Board of Directors of Socket determines in good faith that doing so would cause the Board of Directors of Socket to breach its fiduciary duties to Socket's stockholders under applicable Laws after receipt of advice to such effect from independent legal counsel (who may be Socket's regularly engaged independent legal counsel).

    (b) Cetronic shall call and hold the Cetronic Stockholders' Meeting as promptly as practicable after the Registration Statement Effective Date for the purpose of voting upon the approval of the Preemptive Rights Waiver, and Cetronic and Socket will cooperate with each other to cause the Cetronic Stockholders' Meeting to be held on or proximate to the Expiration Date of the Exchange Offer. Cetronic shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the approval of the Preemptive Rights Waiver, and shall take all other action necessary or advisable to secure the affirmative vote of its stockholders required by the FSA to secure such approval, except to the extent that the Board of Directors of Cetronic determines in good faith that doing so would cause the Board of Directors of Cetronic to breach its fiduciary duties to Cetronic's stockholders under applicable Laws after receipt of advice to such effect from independent legal counsel (who may be Cetronic's regularly engaged independent legal counsel).

    SECTION 5.03 ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Cetronic or Socket or any of their respective subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Closing Date, Cetronic and Socket shall (and shall cause their respective subsidiaries to):
(i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

    (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under any and all the Confidentiality Agreements between Cetronic and Socket with respect to the information disclosed pursuant to this Section 5.03.

    SECTION 5.04 NO SOLICITATION OF TRANSACTIONS. (a) From and after the date of this Agreement until the earlier of the Closing Time or the termination of this Agreement in accordance with its terms, each party to this Agreement will not, directly or indirectly, and will instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by
it), not to, directly or indirectly, solicit, initiate or take any action intended, designed or reasonably likely to encourage (including by way of furnishing nonpublic information), or take any other action intended, designed or reasonably likely to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's subsidiaries, to take any such action. Each party to this Agreement shall notify the other parties promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. Each party to this Agreement immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction and promptly request that all confidential information furnished on behalf of such party be returned. Each party to this Agreement agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

    (b) Notwithstanding anything to the contrary in Section 5.04 the Board of Directors of each party to this Agreement may cause such party to furnish information to, and may participate in discussions or negotiations with, any person that, unsolicited by such party, has submitted a written proposal to such Board of Directors relating to a Competing Transaction, in each case to the extent that the Board of Directors of such party determines in good faith that the failure to do so would cause the Board of Directors of such party to breach its fiduciary duties to such party or its stockholders under applicable Laws after receipt of advice to such effect from independent legal counsel (who may be such party's regularly engaged independent legal counsel) and, notwithstanding anything to the contrary contained in this Agreement, any such furnishing of information and participation in discussions or negotiations shall not constitute a breach of this Agreement by such party; provided, however, that any party furnishing such information, or participating in such discussions or negotiations shall notify the other promptly of such action and shall, in any such notice, indicate the identity of the person making the written proposal referred to in this Section 5.04, and, in reasonable detail, the terms and conditions of such written proposal.

    (c) A "Competing Transaction" means any of the following involving Cetronic or Socket, as the case may be (other than the Transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange transfer or other disposition of 25% or more of the assets of such party and its subsidiaries, taken as a whole or (iii) a tender offer or exchange offer for, or any other acquisition of, 10% or more of the outstanding voting securities of such party.

    SECTION 5.05 EMPLOYEE BENEFITS MATTERS. Annex A hereto sets forth certain agreements among the parties hereto with respect to employee benefits matters and is incorporated herein by this reference.

    SECTION 5.06 LETTERS OF ACCOUNTANTS. (a) Socket shall use its reasonable best efforts to cause to be delivered to Cetronic "comfort" letters of Ernst & Young LLP, Socket's independent public accountants, dated and delivered on the Registration Statement Effective Date and as of the Closing Date, and addressed to Cetronic, in form and substance reasonably satisfactory to Cetronic and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

    (b) Cetronic shall use its reasonable best efforts to cause to be delivered to Socket "comfort" letters of Ohrlings Coopers & Lybran AB, Cetronic's independent public accountants, dated and delivered the Registration Statement Effective Date and as of the Closing Date, and addressed to Socket, in form and substance reasonably satisfactory to Socket and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

    SECTION 5.07 FURTHER ACTION; CONSENTS; FILINGS. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Cetronic or Socket or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Transactions required under (A) the rules and regulations of the FSA, (B) the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, (C) the HSR Act, and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

    (b) Without limiting the generality of Section 5.07(a), each of Cetronic and Socket shall:

        (i) take promptly any or all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable Laws regarding the legality of the Transactions: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, or selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses, of Cetronic, Socket or any of their affiliates; provided, however, neither Cetronic nor Socket shall be obligated to take any action that would have a Cetronic Material Adverse Effect or a Socket Material Adverse Effect, as the case may be, assuming for purposes of this proviso that the Transactions have been consummated;

        (ii) use its best efforts to prevent the entry in a judicial or administrative proceeding brought under any Law by any Government Entity or any other party of any permanent or preliminary injunction or other order (an "Order") that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation, including, without limitation, taking the steps contemplated by Section 5.07(b)(i); and

        (iii) take promptly, in the event that such an Order has been issued in such a proceeding, any and all steps, including, without limitation, the appeal thereof, the posting of a bond or the steps contemplated by Section 5.07(b)(i), necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

    SECTION 5.08 SOCKET ORGANIZATION. Immediately prior to the Closing Time, Socket shall take action to cause the full Board of Directors of Socket at the Closing to consist of (A) two persons who are currently directors of Socket, (B) two persons who are currently directors of Cetronic, and (C) the Chief Executive Officer of Socket; provided, however, that if Socket has not hired a new Chief Executive Officer by the Closing Time, such Socket Board position shall remain vacant until such time as Socket hires a new Chief Executive Officer who is mutually agreeable to Socket and Cetronic.

    SECTION 5.09 PUBLIC ANNOUNCEMENTS. Cetronic and Socket shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the NASD or the Pacific Stock Exchange ("PSE"), in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

    SECTION 5.10 STOCK EXCHANGE LISTINGS. Socket shall use its best efforts to cause the shares of Socket Common Stock to be issued in the Transactions to be approved for listing on the OTC Bulletin Board or the Nasdaq SmallCap Market, as applicable, and the PSE, subject to official notice of issuance, prior to the Closing Date. Following the Closing Date, Socket shall use its reasonable efforts to cause its

Common Stock (or Swedish securities (i.e., SDS's) based on the Socket Common Stock) to be approved for listing on the SSE or similar Swedish exchange.

    SECTION 5.11 CONVERTIBLE BRIDGE LOANS. (a) Concurrently with the execution of this Agreement, (i) Cetronic shall provide Socket with a six-month convertible bridge loan in the principal amount of $500,000, which loan shall be evidenced by a promissory note in the form attached hereto as EXHIBIT A (the "New Cetronic Note"); and (ii) the individuals and entities set forth on
Schedule 5.11 hereof shall provide Socket with a six-month convertible bridge loan in the aggregate principal amount of $100,000, which loan shall be evidenced by a promissory note in the form attached hereto as EXHIBIT B.

    (b) Prior to the earlier of their respective maturity dates or the Closing Time, (i) with respect to a prior convertible bridge loan provided by Cetronic to Socket in the principal amount of $500,000 (the "Prior Cetronic Note"), Cetronic shall, and with respect to prior convertible bridge loans provided by certain Cetronic stockholders, Cetronic shall use its best efforts to extend the maturity date of such bridge loans outstanding so that they become due on the same date as the six-month loan described in paragraph (i) hereof; and (ii) Socket shall use its best efforts to obtain up to an additional $400,000 in six-month convertible bridge loans on substantially the same terms as the six-month loans described in paragraph (a)(ii) hereof.

    SECTION 5.12 CETRONIC INTELLECTUAL PROPERTY AGREEMENTS. Prior to the Closing Time, (a) the individuals and entities listed on Schedule 5.12(a) will enter into agreements (the "IP Agreements") with Cetronic confirming Cetronic's ownership of its intellectual property and confirming that such individual or entity has no rights in any Cetronic intellectual property; (b) the individuals and entities listed on Schedule 5.12(b) will enter into IP Agreements with Cetronic Norge A/S, a Norwegian corporation and wholly owned subsidiary of Cetronic ("Cetronic Norge"), confirming Cetronic Norge's ownership or rights to use intellectual property and confirming that such individual or entity have no rights in any Cetronic Norge intellectual property; and (c) the individuals and entities listed on Schedule 5.12(c) will enter into IP Agreements with Socket confirming Socket's ownership of its intellectual property and confirming that such individual or entity has no rights in any Socket intellectual property.

    SECTION 5.13 TERMINATION OF CETRONIC STOCKHOLDERS' AGREEMENT. Prior to the Closing Time, the agreement between Cetronic and the holders of Cetronic Class A Shares, which provides for, among other things, a right of first refusal with respect to the sale of such shares, shall be terminated in accordance with its terms and shall be of no further force or effect.

    SECTION 5.14 CETRONIC RELATED-PARTY AGREEMENTS. Prior to the Closing Time, Cetronic shall cause the agreements listed in Section 3.14 of the Cetronic Disclosure Schedule to be amended on terms mutually agreeable to Socket and the parties thereto.

    SECTION 5.15 CONVERSION OF CETRONIC CONVERTIBLE NOTES. Prior to the initial Expiration Date of the Exchange Offer, Cetronic shall use its best efforts to cause the holders of the convertible promissory notes of Cetronic listed on Schedule 5.15 to convert all of the outstanding principal of such notes and any accrued interest thereon into Cetronic Shares in accordance with the terms thereof.

    SECTION 5.16 REGISTRATION RIGHTS AGREEMENT. Prior to the Closing Time, Socket and the persons listed on Schedule 5.16 shall have entered into a Registration Rights Agreement in a form to be mutually agreed upon by such persons pursuant to which, among other things, Socket shall agree to file a Registration Statement for the registration of the shares of Socket Common Stock to be owned by the persons listed on Schedule 5.16 following the Closing Date within ninety (90) days of the Closing Date and that Socket shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable thereafter and to remain effective for a period of two (2) years.

                                   ARTICLE VI
                         CONDITIONS TO THE TRANSACTIONS

    SECTION 6.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE TRANSACTIONS. The obligations of Cetronic and Socket to consummate the Transactions, or to permit the consummation of the Transactions, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

        (a) the Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

        (b) The Swedish language prospectus shall have been filed with the FSA, and no action shall have been taken by the FSA that might influence the Exchange Offer and no proceeding for that purpose shall have been initiated by the FSA;

        (c) This Agreement and the Transactions shall have been approved and adopted by the requisite vote of the stockholders of Socket, and the amendment to Cetronic's Articles of Association involving the termination of all preemptive or similar rights of Cetronic stockholders shall have been approved by the requisite vote of the stockholders of Cetronic.

        (d) no court of competent jurisdiction shall have issued or entered any Order which is then in effect and has the effect of making any of the Transactions illegal or otherwise prohibiting their consummation;

        (e) all consents, approvals and authorizations required to be obtained to consummate the Transactions shall have been obtained from all Governmental Entities, except where the failure to obtain any such consents, approvals and authorizations would not result in a change in or effect on the business of Socket or Cetronic that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Socket, Cetronic and their respective subsidiaries, taken as a whole;

        (f) the shares of Socket Common Stock to be issued pursuant to the Exchange Offer shall have been authorized for listing on the OTC Bulletin Board or the Nasdaq Small Cap Market, as applicable, subject to official notice of issuance, and shall have been authorized for listing on the PSE; and

        (g) the Minimum Condition.

    SECTION 6.02 CONDITIONS TO THE OBLIGATIONS OF SOCKET. The obligations of Socket to consummate the Transactions, or to permit the consummation of the Transactions, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

        (a) each of the representations and warranties of Cetronic contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement (including the Cetronic Disclosure Schedule) and except that those representations and warranties that address matters only as of a particular date which shall remain true and correct as of such date, with the same force and effect as if made on and as of the Closing Date, except where any such failure or failures to be so true and correct, in the aggregate, would not have a Cetronic Material Adverse Effect, and Socket shall have received a certificate of the Chairman, President or Chief Financial Officer of Cetronic and the Cetronic Stockholder Agent to such effect;

        (b) Cetronic shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or them on or prior to the Closing Date, and Socket shall have received a certificate of the Chairman, President or Chief Financial Officer of Cetronic to that effect;

        (c) Socket shall have been furnished with evidence satisfactory to it that Cetronic has obtained the consents, approvals and waivers set forth in
    Schedule 6.02(c);

        (d) Socket shall have received a legal opinion from Advokatfirman Fylgia, legal counsel to Cetronic, in a form that is customary for similar transactions and is reasonably satisfactory to Socket; and

        (e) Socket shall have been furnished with evidence satisfactory to it that Cetronic has, as of the Closing Date, the Minimum Cash Balance Requirement, and, other than as contemplated by this Agreement or as set forth in Cetronic Disclosure Schedules, Cetronic has no agreement or commitment that would reduce its cash balances below the Minimum Cash Balance Requirement following the Closing Time, other than for agreements or commitments consented to in writing by Socket prior to such agreement or commitment, which consent shall not be unreasonably withheld.

    SECTION 6.03 CONDITIONS TO THE OBLIGATIONS OF CETRONIC. The obligations of Cetronic to consummate the Transactions, or to permit the consummation of the Transactions, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

        (a) Each of the representations and warranties of Socket contained in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except for changes contemplated by this Agreement (including the Socket Disclosure Schedule) and except that those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) with the same force and effect as if made on and as of the Closing Date, except where any such failure or failures to be so true and correct, in the aggregate, would not have a Socket Material Adverse Effect, and Cetronic shall have received a certificate of the Chairman, President or Chief Financial Officer of Socket to such effect;

        (b) Socket shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Cetronic shall have received a certificate of the Chairman, President or Chief Financial Officer of Socket to that effect;

        (c) Cetronic shall have been furnished with evidence satisfactory to it that Socket has obtained the consents, approvals and waivers set forth in
    Schedule 6.03(c);

        (d) Cetronic shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, legal counsel to Socket, in a form that is customary for similar transactions and is reasonably satisfactory to Cetronic;

        (e) Two members of the Board of Directors of Socket shall have resigned, and the Board of Directors of Socket shall have taken appropriate action to elect two Cetronic designees to fill the vacancies resulting from such resignations to the Board of Directors of Socket, effective upon the Closing; and

        (f) To the extent required under the agreements listed on Schedule 6.3(f), Socket shall have received the written consent, waiver or authorization of the parties to the agreements listed on Schedule 6.3(f).

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.01 TERMINATION. This Agreement may be terminated and the Exchange Offer may be abandoned at any time prior to the Closing, whether before or after approval and adoption of this Agreement by the Socket stockholders or the approval of the Preemptive Rights Waiver by the Cetronic stockholders, as follows:

        (a) by mutual written consent duly authorized by the Board of Directors of each of Cetronic and Socket;

        (b) by either Cetronic or Socket, if the Closing shall not have occurred on or before November 1, 1997 (the "Final Closing Date"); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to the party whose willful failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

        (c) by either Cetronic or Socket, if any Order preventing the consummation of the Transactions shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

        (d) by Cetronic, if (i) the Board of Directors of Socket withdraws, modifies or changes its recommendation of this Agreement in a manner adverse to Cetronic or shall have resolved to do so, (ii) the Board of Directors of Socket shall have recommended to the stockholders of Socket a Competing Transaction or shall have resolved to do so, or (iii) a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of Socket is commenced, and the Board of Directors of Socket fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

        (e) by Socket, if (i) the Board of Directors of Cetronic withdraws, modifies or changes its recommendation of the Exchange Offer in a manner adverse to Socket or shall have resolved to do so, (ii) the Board of Directors of Cetronic shall have recommended to the stockholders of Cetronic a Competing Transaction or shall have resolved to do so, or (iii) a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of Cetronic is commenced (other than the Exchange Offer), and the Board of Directors of Cetronic fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

        (f) by Cetronic or Socket if, (i) this Agreement shall fail to receive the requisite vote for adoption at the Socket Stockholders' Meeting or any adjournment or postponement thereof, (ii) the Exchange Offer expires without the Minimum Condition having been met or any Cetronic Shares having been accepted for payment or (iii) the Preemptive Rights Waiver shall fail to receive the requisite vote for approval at the Cetronic Stockholders' Meeting or any postponement or adjournment thereof;

        (g) by Cetronic, upon a breach of any material representation, warranty, covenant or agreement on the part of Socket set forth in this Agreement, or if any representation or warranty of Socket shall have become untrue, in either case such that the conditions set forth in Section 6.03 would not be satisfied ("Terminating Socket Breach"); provided, however, that, if such Terminating Socket Breach is curable by Socket through the exercise of its best efforts and for so long as Socket continues to exercise such best efforts, Cetronic may not terminate this Agreement under this Section 7.01(g);

        (h) by Socket, upon breach of any material representation, warranty, covenant or agreement on the part of Cetronic set forth in this Agreement, or if any representation or warranty of Cetronic shall have become untrue, in either case such that the conditions set forth in Section 6.02 would not be satisfied ("Terminating Cetronic Breach"); provided, however, that, if such Terminating Cetronic Breach is curable by Cetronic through best efforts and for so long as Cetronic continues to exercise such best efforts, Socket may not terminate this Agreement under this Section 7.01(h);

        (i) by Cetronic, if the Board of Directors of Cetronic shall, following receipt of advice of independent legal counsel (who may be Cetronic's regularly engaged independent legal counsel) that failure to so terminate would cause the Board of Directors of Cetronic to breach its fiduciary duties under applicable Laws, have withdrawn, modified or changed its recommendation of the approval of the Exchange Offer in a manner adverse to Socket and, on or prior to such date, any person (other than Socket) shall have made a public announcement or otherwise communicated to Cetronic and its stockholders with respect to a Competing Transaction; provided, however, that Cetronic may not terminate this Agreement pursuant to this subsection
    (i) until three business days have elapsed following delivery to Socket of written notice of such determination of Cetronic (which written notice will inform Socket of material terms and conditions of the Competing Transaction); provided, further, however, that such termination under this
    Section 7.01(i) shall not be effective until Cetronic has converted the New Cetronic Note and the Prior Cetronic Note to Socket as required pursuant to
    Section 7.05(c); or

        (j) by Socket, if the Board of Directors of Socket shall, following receipt of advice of independent legal counsel (who may be Socket's regularly engaged independent legal counsel) that failure to so terminate would cause the Board of Directors of Socket to breach its fiduciary duties under applicable Laws, have withdrawn, modified or changed its recommendation of the adoption of this Agreement in a manner adverse to Cetronic and, on or prior to such date, any person (other than Cetronic) shall have made a public announcement or otherwise communicated to Socket and its stockholders with respect to a Competing Transaction; provided, however, that Socket may not terminate this Agreement pursuant to this subsection (j) until three business days have elapsed following delivery to Cetronic of written notice of such determination of Socket (which written notice will inform Cetronic of the material terms and conditions of the Competing Transaction); provided, further, however, that such termination under this Section 7.01(j) shall not be effective until SOCKET HAS DELIVERED TO CETRONIC THE SHARES REQUIRED TO BE DELIVERED PURSUANT TO SECTION 7.05(B).

    SECTION 7.02 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Cetronic, or Socket or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Sections 7.05(b), (c), (d) and (e); provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

    SECTION 7.03 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 7.04 WAIVER. At any time prior to the Closing Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any waiver of a condition set forth in Section 6.01, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of Socket and Cetronic and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such condition for any and all purposes of this

Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 7.05 FEES AND EXPENSES. (a) Except as set forth in this Section 7.05, all Expenses (as defined below) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Exchange Offer is consummated, except that Cetronic and Socket each shall pay one-half of all Expenses relating to printing, filing and mailing the Registration Statement and the Disclosure Documents and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Disclosure Documents. "Expenses" as used in this Agreement shall consist of all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Disclosure Documents, the solicitation of stockholder approvals and all other matters related to the closing of the Transactions.

    (b) Socket agrees that, if (A) Socket shall terminate this Agreement pursuant to Section 7.01(j); (B) Cetronic shall terminate this Agreement pursuant to Section 7.01(d) and at the time of such termination, any person shall have made a public announcement or otherwise communicated to Socket and its stockholders with respect to a Competing Transaction with respect to Socket; or (C) (i) Cetronic shall terminate this Agreement pursuant to Section 7.01(f)(i) due to the failure of the Socket Stockholder Approval Condition, (ii) at the time of such failure, any person shall have made a public announcement or otherwise communicated to Socket and its stockholders with respect to a Competing Transaction with respect to Socket and (iii) within six months thereafter, such Competing Transaction shall be consummated, in each case resulting in a Change of Control (as defined below) of Socket, then promptly after such termination, or (in the case of clause (C)) promptly after the consummation of such Competing Transaction, Socket shall issue to Cetronic 500,000 shares of Socket Common Stock. For purposes of this Agreement, the term "Change of Control," with respect to any particular person, shall mean the occurrence of any of the following events with respect to such person: (i) there shall be consummated (A) any merger, consolidation or combination (any, a "Combination") involving such person in which such person is not the continuing or surviving corporation, or pursuant to which shares of such person's voting stock would be converted in whole or in part into cash, other securities or other property, other than a Combination involving such person in which the holders of such person's voting stock immediately prior to the Combination have substantially the same proportionate ownership of voting stock of the surviving corporation immediately after the Combination, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such person, or (ii) any person, other than such person or a subsidiary thereof or any employee benefit plan sponsored by such person or a subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of such person in substantially the same proportions in their ownership of stock of such person, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of such person representing 50% or more of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise.

    (c) Cetronic agrees that, if (A) Cetronic shall terminate this Agreement pursuant to Section 7.01(i); (B) Socket shall terminate this Agreement pursuant to Section 7.01(e) and at the time of such termination, any person shall have made a public announcement or otherwise communicated to Cetronic and its stockholders with respect to a Competing Transaction with respect to Cetronic; or (C) (i) Socket shall terminate this Agreement pursuant to Section 7.01(f)(ii) or 7.01(f)(iii) due to the fact that the Exchange Offer has expired without any Cetronic Shares having been accepted for payment or the failure of the Preemptive Rights Waiver to receive the requisite approval at the Cetronic Stockholders' Meeting, (ii) at the time of such failure, any person shall have made a public announcement or otherwise communicated to Cetronic and its stockholders with respect to a Competing Transaction with respect to Cetronic and (iii) within six months thereafter, such Competing Transaction shall be consummated, in each case resulting in a Change of Control of Cetronic, then promptly after such termination, or (in the case of clause (C)) promptly after the consummation of such Competing Transaction, Cetronic shall convert into shares of Socket Common Stock the New Cetronic Note and the Prior Cetronic Note, as amended, referred to in Section 5.11 hereof, plus accrued interest thereon in accordance with the terms thereof.

    (d) (i) Socket agrees that if this Agreement is terminated by either party pursuant to Section 7.01(f)(i) as a result of the failure to obtain the requisite vote for adoption of this Agreement at the Socket Stockholders' Meeting or any adjournment or postponement thereof, then Socket shall reimburse Cetronic for all its Expenses (upon receipt of reasonable documentation in respect thereof) up to an aggregate amount of $350,000; and (ii) Cetronic agrees that if this Agreement is terminated by either party pursuant to Section 7.01(f)(ii) or (iii) as a result of the Exchange Offer expiring without any Cetronic Shares having been accepted for payment or the failure of the Preemptive Rights Waiver to receive the requisite vote for approval at the Cetronic Stockholders' Meeting or any postponement or adjournment thereof, then Cetronic shall reimburse Socket for all of its Expenses (upon receipt of reasonable documentation in respect thereof) up to an aggregate amount of $350,000.

    (e) Each of Cetronic and Socket agrees that the provisions of Sections 7.05(b), (c) and (d) shall be the sole and exclusive remedies of the parties upon a termination of this Agreement pursuant to Section 7.01(d), (e), (f), (i) or (j), as the case may be, and such remedies shall be limited to the provisions stipulated in Sections 7.05(b), (c) and (d); provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

    (f) Any note conversion or share issuance required to be made pursuant to
Section 7.05(b) or (c) shall be taken by the party required to take such action as soon as practicable after delivery to the other party of notice of demand for such note conversion or share issuance. Any payment required to be made pursuant to Section 7.05(d) shall be made to the party entitled to receive such payment not later than five business days after delivery to the other party of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 7.05(f).

    (g) In the event that Cetronic or Socket, as the case may be, shall fail to pay any Expenses when due, the amount of any such Expenses shall be increased to include the costs and expenses actually incurred or accrued by the other (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.05, together with interest on such unpaid Expenses, commencing on the date that such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Prime Rate plus 1.00%.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.01 NO SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

    SECTION 8.02 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy and facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

    if to Cetronic:

       Cetronic Aktiebolag

       Box 153

       S-864 22 MATFORS

       SWEDEN

       Attention: Kurt Sjoblom

       Telecopier: 46 60 67 13 09

       with a copy to:

       Tomlinson Zisko Morosoli & Maser LLP

       200 Page Mill Road, Second Floor

       Palo Alto, CA 94306

       Attention: Richard Allan Horning

       Telecopier: (415) 324-1808

       and a copy to:

       Advokatfirman Fylgia

       P.O. Box 55555

       Linnegatan 2

       S-102 04 Stockholm

       SWEDEN

       Attention: Jan Ramkvist, Esq.

       Telecopier: +46-8-442 53 15

    if to Socket:

       Socket Communications, Inc.

       37400 Central Court

       Newark, CA 94560

       Attention: Chief Financial Officer

       Telecopier: (510) 744-2728

       with copies to:

       Wilson Sonsini Goodrich & Rosati

       650 Page Mill Road

       Palo Alto, California 94304

       Attention: Barry E. Taylor, Esq.

       Telecopier: (415) 493-6811
       and a copy to:

       Lagerlof & Leman Advokatbyra

       P.O. Box 5402

       S-114 84 Stockholm

       SWEDEN

       Attention: Peter Traung, Esq.

       Telecopier: +46-8 667 68 83

    SECTION 8.03 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

    (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

    (b) "beneficial owner" with respect to any shares of capital stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock;

    (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are generally open for commercial transactions in The City of New York, USA or in Stockholm, Sweden;

    (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

    (e) "knowledge" means, with respect to any matter in question, that the executive officers of Cetronic or Socket, as the case may be, (i) have knowledge of such matter, or (ii) after due investigation, should have known of such matter;

    (f) "Noon Buying Rate" means the noon buying rate in The City of New York for cable transfers in Swedish kronor as certified for customs purposes by the Federal Reserve Bank of New York;

    (g) "person" means an individual, corporation, company, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

    (h) "subsidiary" or "subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 8.04 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

    SECTION 8.05 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    SECTION 8.06 INCORPORATION OF EXHIBITS. The Cetronic Disclosure Schedule, the Socket Disclosure Schedule, Annex A and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

    SECTION 8.07 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to the conflicts of law provisions of the State of California or of any other state or country except that the fiduciary duties of the directors of Socket and Cetronic shall be governed under the laws of the jurisdiction of their respective organizations.

    SECTION 8.08 ARBITRATION. Except as otherwise provided herein, all disputes, controversies, demands, or claims arising out of or relating to this Agreement, to the transactions contemplated by this Agreement, or to the formation, interpretation, performance, breach or termination thereof, which cannot be settled by direct negotiation between the parties, shall be finally settled and determined by arbitration administered by the International Chamber of Commerce (the "ICC") under its then current Rules of Conciliation and Arbitration (the "ICC Rules"). The written award of the arbitrators shall be final and binding upon the parties, and judgment on or enforcement of the award so rendered may be sought, had or entered in any court having jurisdiction.

    (a) INITIATION OF ARBITRATION. Any party may initiate arbitration by filing a written request for arbitration with the Secretariat of the ICC. A copy of the request shall be furnished to all other parties in accordance with the provisions of the ICC Rules and Section 8.02 Notices.

    (b) APPOINTMENT OF ARBITRATORS. Each party shall appoint an arbitrator, and after consultation with the parties the ICC shall appoint a third arbitrator. Each arbitrator so appointed shall have an international reputation as being experienced in the legal and technical matters related to the dispute.

    (c) LOCATION OF THE ARBITRATION. The seat of arbitration shall be Stockholm, Sweden, if the request for arbitration is first made by Socket, or Palo Alto, California, if the request for arbitration is first made by Cetronic. The arbitrators may hold hearings at such other locations as the arbitrators shall determine, after consultation with the parties.

    (d) LANGUAGE OF ARBITRATION. The arbitral proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or true copy thereof.

    (e) TERMS OF REFERENCE. In addition to those matters required by the ICC Rules to be included in the Terms of Reference, the arbitrators shall, after consultation with the parties, include within the Terms of Reference appropriate provisions which:

        (i) require the disclosure of all exhibits expected to be used by the parties at the arbitration, and the exchange of complete copies of all such exhibits in advance of the arbitration;

        (ii) determine the dates for the exchange of said written disclosures and copies of said exhibits;

       (iii) require the written disclosure of the identity of all witnesses whom the parties expect to call at the arbitration;

        (iv) determine the dates for the exchange of the written disclosures of the identity of witnesses which the parties expect to call at the arbitration;

        (v) determine the dates for the exchange of sworn narrative statements containing the testimony of all witnesses whom the parties expect to call at the arbitration;

        (vi) require that the sworn narrative testimony of witnesses be submitted in substitution for the direct examination of the witness, and that all witnesses whose sworn testimony is submitted for consideration by the arbitrators must present him or herself for cross examination at the time and place of the arbitration hearing, unless some other procedure providing the parties with a full and complete opportunity for cross-examination has been established and provided by the arbitrators, the parties and the witness;

       (vii) prohibit, except upon a showing of good cause, or for purposes of rebuttal, the receipt into evidence of any exhibit not disclosed by the parties, nor shall the arbitrators permit a party to present the testimony of any witness whose identity and testimony was not exchanged prior to the arbitration; and

      (viii) permit discovery as reasonable and necessary for the orderly preparation of the dispute for hearing and determination of the dispute (said discovery may include requests for production of documents and depositions of witnesses who cannot be summoned to the arbitration or are otherwise unavailable to attend the arbitration).

    (f) LIMITATION ON REMEDIES. The arbitrators are precluded from awarding punitive or exemplary damages, and may not award any indirect, special, incidental or consequential damages except upon a showing of bad faith. In no event shall the arbitrators have the powers of an amiable compositeur.

    (g) RESORT TO THE COURTS. Nothing in this Agreement prohibits any party from seeking interim or conservatory relief in any court of competent jurisdiction; PROVIDED, HOWEVER, that neither the filing of an application for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, nor the granting of such relief, shall be deemed to be a waiver of the obligation of the party to have the dispute heard and determined solely and exclusively by arbitration.

    (h) SURVIVAL. The rights and obligations of the parties as described herein shall survive the termination, expiration, non-renewal, or rescission of the Agreement between the parties.

    SECTION 8.09 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 8.10 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 8.11 ENTIRE AGREEMENT. This Agreement (including Annex A, the Exhibits, the Cetronic Disclosure Schedule, the Socket Disclosure Schedule and the Schedules hereto) and any Confidentiality Agreement between Socket and Cetronic constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    IN WITNESS WHEREOF, Socket and Cetronic have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          "SOCKET"

                                          SOCKET COMMUNICATIONS, INC.

                                          By:
                                          --------------------------------------

                                          Name:

                                          Title:

Attest by:
------------------------------------

Name:

Title:

                                          "CETRONIC"

                                          CETRONIC AKTIEBOLAG [PUBL]

                                          By:
                                          --------------------------------------

                                          Name:

                                          Title:

Attest by:
------------------------------------

Name:

Title:

                                    ANNEX A
                               EMPLOYEE BENEFITS

    Cetronic and Socket agree to the following with respect to the compensation and benefits programs of Cetronic and the Cetronic Subsidiaries:

        1. CONTINUATION OF BENEFITS. Except as contemplated by the Agreement or this Annex B, for a period of twelve (12) months following the Closing Date, Cetronic shall maintain employee benefit plans and arrangements (directly or in conjunction with Socket) which in the aggregate will provide a similar level of benefits to active and retired employees of Cetronic and the Cetronic Subsidiaries to those provided under Cetronic employee benefit plans and arrangements as in effect immediately prior to the Closing Time; provided, however, that changes may be made to such employee benefit plans and arrangements to the extent necessary to comply with applicable Law. From and after the Closing Time, Socket shall honor, and shall cause Cetronic to honor in accordance with their terms, all existing employment and severance agreements and severance plans which apply to current or former employees or directors of Cetronic or the Cetronic Subsidiaries.

        2. SERVICE RECOGNITION. To the extent that service is relevant for purposes of eligibility, participation, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by Socket, Cetronic or a Cetronic Subsidiary, employees of Cetronic and the Cetronic Subsidiaries shall be credited for service accrued or deemed accrued prior to the Closing Time with Cetronic or a Cetronic Subsidiary; provided, however, that such crediting of service does not result in the duplication of benefits or an unintended windfall with respect to the accrual of benefits.

        3. EQUITY INCENTIVES. Socket intends to provide equity incentives to Cetronic employees to provide additional income and to promote the success of the combined company's business following the Closing Date. In this regard, Socket intends to adopt a stock option plan for the non-U.S. employees of Cetronic that will provide for such equity incentives, and, within twelve (12) months following the Closing Date, to grant stock options to Cetronic employees at levels comparable to similarly situated Socket employees to the end that employees of Socket and Cetronic will, to the extent practicable, will enjoy substantially comparable levels of equity compensation.

                                 SCHEDULE 5.11
                 HOLDERS OF SOCKET CONVERTIBLE PROMISSORY NOTES

NAME OF HOLDER                                                        AMOUNT OF NOTE
--------------------------------------------------------------------  --------------
The Bass Trust                                                         $  60,000.00
Jack Carsten                                                           $  30,000.00
El Dorado Ventures III                                                     9,611.67
El Dorado C&L Fund                                                           177.99
El Dorado Technology IV                                                      210.34
                                                                      --------------
    Total                                                              $ 100,000.00

                                 SCHEDULE 5.12
                        INTELLECTUAL PROPERTY AGREEMENTS

(a) INDIVIDUALS AND ENTITIES TO EXECUTE INTELLECTUAL PROPERTY AGREEMENTS WITH CETRONIC

    Energy Communication System AB

    Nya Comtel AB

    Datorelektronik AB

    Foretagsbyggarna AB

    Foretagsbyggarna BV

    Kurt Sjoblom

    In addition, other individuals and entities who have technical and engineering responsibilities shall be required to sign IP Agreements with Cetronic to the extent reasonably required by Socket following further due diligence prior to the Closing Time.

(b) INDIVIDUALS AND ENTITIES TO EXECUTE INTELLECTUAL PROPERTY AGREEMENTS WITH CETRONIC NORGE A/S

    Individuals and entities who have technical and engineering responsibilities shall be required to sign IP Agreements with Cetronic Norge A/S to the extent reasonably required by Socket following further due diligence prior to the Closing Time.

(c) INDIVIDUALS TO EXECUTE INTELLECTUAL PROPERTY AGREEMENTS WITH SOCKET

    Bobby Dale Gifford

    Steve Kiraly

    In addition, other individuals shall be required to sign IP Agreements with Socket to the extent reasonably required by Cetronic following further due diligence prior to the Closing Time.

                                 SCHEDULE 5.15
                HOLDERS OF CETRONIC CONVERTIBLE PROMISSORY NOTES

                                                                                     FACE VALUE OF
                                                                                    CONVERTIBLE LOAN
NOTEHOLDER                                                                              (KRONOR)
------------------------------------------------------------------------------  ------------------------
Telenor Venture A/S                                                                     SEK 1,290,000
ForetagsByggarna                                                                              600,000
Revert AB                                                                                     798,000
Nils-Erik Sjoblom                                                                             198,000
Karl-Erik Eklund                                                                               72,000
Martin Gemvik                                                                                  96,000
Mariegarden Investment AB                                                                      66,000
Jelka Forvaltning                                                                              54,000
Mats Carlgrens Stiftelse AB                                                                    48,000
TRC/Statens institut for blinda                                                                48,000
Goran Garberg                                                                                  42,000
Tellus Maskin AB                                                                               42,000
Birgitta Holmstrom                                                                             36,000
Familjen Ljungberg                                                                             36,000
Gert Blomen                                                                                    30,000
Gerania AB                                                                                     30,000
Scandinavian Merchant Group                                                                    30,000
Fredrik Grunewald                                                                              24,000
Cambista AB                                                                                    18,000
Bona Utilia AB                                                                                 24,000
Sture Lunden                                                                                   18,000
                                                                                ------------------------
Total                                                                                   SEK 3,600,000

                                 SCHEDULE 5.16
                          REGISTRATION RIGHTS HOLDERS

Telenor Venture A/S

ForetagsByggarna

Kurt Sjoblom and wife, or such other transferee from them subject to Rule 144

                                SCHEDULE 6.3(f)
                                SOCKET CONSENTS

    Loan Agreement between Socket and CivicBank of Commerce dated July 5, 1995, as amended by the Change in Terms Agreement dated June 14, 1996, or such other agreement(s) as shall be executed between Socket and CivicBank of Commerce at or prior to the expiration of such Loan Agreement, as amended, otherwise amending and/or extending the maturity date of the loan.

    Loan Agreement dated as of November 30, 1995 between Socket, as Borrower, and Venture Lending & Leasing, Inc., as Lender.

    Dominion Ventures Master Lease Agreement effective February 28, 1994 between Dominion Ventures, Inc., as Lessor/Agent, and Socket Communications, Inc., as Lessee.